Exhibit 99.1

NanoSensors, Inc. Announces Reorganization of Executive Management Team and Redirection of Operations

SANTA CLARA, CA. September 13, 2007 - NanoSensors, Inc. (OTCBB: NNSR) today announced that Dr. Ted L. Wong, its Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board, has departed the company. NanoSensors entered into a separation agreement with Dr. Wong dated September 9, 2007, pursuant to which he agreed to resign from all positions with NanoSensors, including as a member of the board of directors effective as of August 31, 2007. Dr. Wong’s departure coincides with a decision by the company’s board of directors that the board believes it to be in the best interests of our shareholders to terminate its current business operations and to position the company as a shell company and to utilize our corporate assets as a vehicle for the acquisition of an operating business. The company does not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation and other than two initial, exploratory conversations, we have not, nor has anyone on our behalf, contacted any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. NanoSensors will not limit itself to any particular industry or geographic location in its efforts to identify prospective target businesses. In connection with this determination, the board authorized the management to negotiate and execute the separation agreement with Dr. Wong, dissolve the company’s Technical Advisory Board and to terminate certain of the company’s consulting and license agreements. In addition, the Company’s non-binding letter of intent with DKL International, Inc. expired August 31, 2007.

The restructured company will be led by Robert A. Baron as acting Chief Executive Officer and President. Mr. Baron, who has served on the company’s board of directors since July 2006, will also assume the position of Chairman of the Board. The Board of NanoSensors currently consists of Mr. Baron and Robert G. Coutu, who was elected to the board in July 2007. In addition, to ensure continuity, the board decided to appoint Josh Moser as its interim Chief Financial Officer. Mr. Moser currently is the company’s Vice President and Chief Operating Officer.

Although the Company does not have any specific merger, stock exchange, asset acquisition, reorganization or other business combination under consideration or contemplation, the Company intends to capitalize on the significant strength of its management team, which is experienced in sourcing, structuring, financing and consummating business combinations in a variety of industry sectors. The Company believes that its has extensive contacts and sources, ranging from public and private company contacts, private equity funds, and investment bankers to attorneys, accountants and business brokers, from which to generate acquisition opportunities. The Company further believes that its extensive contacts, relationships and sources, when combined with the skills of its management team will help it identify and structure attractive acquisition opportunities for its stockholders. Biographical information about the Company’s current management team follows.

Robert Baron was initially appointed to our board July 10, 2006. Mr. Baron presently serves as a member of the board of directors of three publicly-traded companies, OPKO Health, Inc. (f/k/a eXegenics, Inc.), Hemobiotech, Inc., and Andover Medical, Inc. OPKO Health was a public shell that in March 2007 completed a three-way merger with Froptix Corporation and Acuity Pharmaceuticals, Inc. OPKO Health is engaged in the development of therapies for the treatment and prevention of ophthalmic disease. Hemobiotech is a development stage biotechnology company and Andover Medical a durable medical equipment company.

Robert Coutu was elected to our board on July 17, 2007 and presently serves as the president of Ocean Fresh Seafood, Inc., a position he has held since December 1975. In addition, Mr. Coutu has been the general partner of Coutu Enterprises Real Estate since January 1978.

Josh Moser was appointed as our Vice President and Chief Operating Officer on August 3, 2006 and has been our Corporate Secretary since June 2006. Mr. Moser has extensive experience in finance, restructuring and operating companies in the technology, manufacturing and service industries, including structured financing arrangements and mergers and acquisitions. Prior to working with NanoSensors, Mr. Moser provided management consulting services, including serving as Interim Chief Financial Officer at Chuckwalla, Inc., a privately-held software company. From September 2002 through February 2005, Mr. Moser was a Vice President with Sherwood Partners, Inc., a business and financial advisory consulting firm that assists commercial lending institutions and venture capital firms in managing and structuring corporate turnarounds.

Pursuant to the separation agreement with Dr. Wong, NanoSensors agreed to pay or provide him with the following: (a) a severance payment equal to six months of his base salary, which amount shall equal $72,000, payable in accordance with our regularly scheduled pay dates for employees, (b) an additional amount of $5,125 for unused vacation benefits, (c) a restricted stock award of 1,364,629 shares of common stock under our 2006 Equity Incentive Plan, and (d) the accelerated vesting of all options granted to him under our 2006 Equity Compensation Plan, along with the continuation of the exercise period for the duration of the original term of such options. In consideration of the foregoing, Dr. Wong provided NanoSensors with a general release and agreed to comply with the restrictive covenants of his employment agreement with us (dated August 3, 2006), subject to a modification of the covenant against competition. However, in the event NanoSensors elects to commence an action against Dr. Wong, he will thereafter have the option to repay the severance amounts provided him and void the general release.

About NanoSensors, Inc.

NanoSensors, Inc. was incorporated in December, 2003 and is based in Santa Clara, California. The Company’s principal business was the development, manufacturing and marketing of sensors and instruments to detect biological, chemical and explosive agents, principally a sensor device to detect e.coli and salmonella in food and water. The Company has terminated its historic operations and is now seeking to identify a suitable business opportunity with which to deploy its residual assets.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Act of 1934. When used in this release, the words “believe,” “anticipate,” “think,” “intend,” “plan,” “will be,” “expect,” and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of The Company are subject to certain risks and uncertainties, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. Such risks and uncertainties include, among other things, the availability of any needed financing, the Company’s ability to implement its business plan for various applications of its technologies, the impact of competition, the management of growth, and the other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

CONTACT:
Josh Moser, CFO
NanoSensors, Inc.
1475 Veterans Blvd.
Redwood City, CA 94063
(408) 855-0051